Exhibit 10.19

INTEVAC, INC.

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is entered into by and between Intevac, Inc. (the “Company”), and Nigel Hunton (“Executive” and, together with the Company, the “Parties”).

RECITALS

WHEREAS, the Parties entered into an Employment Agreement as of January 18, 2022 (the “Employment Agreement”); and

WHEREAS, the Parties desire to amend certain severance benefits contained in the Employment Agreement.

Now, therefore, the Parties hereby agree as follows:

1. Severance Benefits. Section 6(a) of the Employment Agreement entitled “Termination without Cause or Resignation for Good Reason” shall be amended and replaced in full as follows:

(a) “Termination without Cause or Resignation for Good Reason. If the Company terminates Executive’s employment with the Company for a reason other than Cause (and not by reason of Executive’s death or Disability), or Executive resigns from employment with the Company for Good Reason, then subject to Section 7 of this Agreement, Executive will receive as severance from the Company: (i) continuing payments of Executive’s Base Salary as in effect on the date of Executive’s termination, payable in accordance with the Company’s standard payroll procedures for a period of twelve (12) months (or, if such termination occurs within the Change in Control Period, for a period of eighteen (18) months) (the “Severance Period”); (ii) the immediate vesting of each of Executive’s then-outstanding Equity Awards as to 50% of the then unvested number of shares subject to each such Equity Award (or, if such termination occurs within the Change in Control Period, the immediate vesting of each of Executive’s then-outstanding Equity Awards as to 100% of the then unvested number of shares subject to each such Equity Award); provided, however, that any Equity Award that, at any time such Equity Award was outstanding, was subject to performance-based vesting, will instead be treated as provided in the award agreement related to such Equity Award; (iii) subject to Section 6(b) below, the Company will either, at the Company’s election, reimburse Executive for the payments Executive makes, or pay directly to the insurance provider the premiums, for medical, vision and dental coverage for Executive and Executive’s eligible dependents under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or comparable state law (“COBRA”) during the Severance Period or until Executive has secured other employment that provides group health insurance coverage, whichever occurs first, provided Executive timely elects COBRA coverage, remains eligible for COBRA continuation coverage and, with respect to reimbursements, pays for COBRA coverage; (iv) payment of a lump sum equal to (A) if Executive’s termination occurs outside of the Change in Control Period, a prorated portion of the Bonus Average (as defined below), with the proration based on the number of completed calendar months in such year for which Executive was employed by the Company as of the termination date, or (B) if Executive’s termination occurs within the Change in Control Period, 150% of Executive’s target Bonus amount for the year in which Executive’s termination occurs; (v) if Bonuses for the calendar year preceding the year in which the termination date occurs have not been paid as of the termination date and have not been determined to be zero for such year, a lump sum Bonus payment equal to the amount that would have been paid to Executive had Executive remained employed through the Bonus payment date, calculated based on actual performance and the terms of the applicable bonus plan (such Bonus payments in (iv) and (v), together, the “Bonus Payments”); and (vi) if Executive’s termination occurs within the Change in Control Period, payment of a lump sum equal to a prorated portion of Executive’s target Bonus amount for the year in which Executive’s termination occurs, with the proration based on the number of completed days in such year for which Executive was employed by the Company as of the termination date. With respect to Equity Awards granted on or after the Start Date, the same vesting acceleration provisions provided in the prior sentence will apply to such Equity Awards except to the extent provided in the applicable equity award agreement by explicit reference to this Agreement or to a later employment or other agreement providing for similar vesting acceleration provisions.”

2. Effective Date of this Amendment. This Amendment will be effective as of the date it is signed by both Parties (the “Amendment Effective Date”).

3. Full Force and Effect. To the extent not expressly amended or superseded hereby, the Employment Agreement shall remain in full force and effect.

4. Entire Agreement; No Oral Modification. This Amendment constitutes the full and entire understanding and agreement between the Company and Executive with regard to the amendment of the Employment Agreement. This Amendment supersedes any prior promises, agreements, or understandings related to the subject matter hereof and may be amended only in writing signed by the Company and Executive.

5. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

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IN WITNESS WHEREOF, each of the Parties has executed this Amendment as of the date set forth below.

Dated: 12/11/2024	COMPANY

By: /s/ KEVIN BARBER
Kevin Barber
Chairman of the Board of Directors

Dated: 12/11/2024	EXECUTIVE

/s/ NIGEL HUNTON
Nigel Hunton